Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-170915 on Form S-3 of our reports dated March 13, 2012 relating to the consolidated financial statements and consolidated financial statement schedule of PHI, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2011.

/s/ Deloitte & Touche LLP

New Orleans, Louisiana

March 13, 2012